Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

NEOGENOMICS LABORATORIES, INC., as Buyer,

PATH LABS, LLC, as the Company

and

PATH LABS HOLDINGS, LLC, as Seller

July 8, 2014

-i-

TABLE OF CONTENTS

(CONT.)

-ii-

TABLE OF CONTENTS

(CONT.)

-iii-

LIST OF SCHEDULES

Schedule 3.1	Foreign Qualifications
Schedule 3.4	Health Care Compliance
Schedule 3.4(g)	Health Care Approval
Schedule 3.5	Seller Defaults or Consents
Schedule 3.6	Company Defaults or Consents
Schedule 3.7	Funded Indebtedness
Schedule 3.8	No Proceedings
Schedule 3.9(a)	Employee Benefit Matters
Schedule 3.9(c)	Benefit Plan Liabilities
Schedule 3.10(b)	Scheduled Contingent Liabilities
Schedule 3.10(d)	Accounts Receivable
Schedule 3.10(e)	Liens
Schedule 3.11(a)	Certain Material Changes
Schedule 3.11(b)	Certain Actions
Schedule 3.12(a)	Compliance with Law
Schedule 3.12(c)	Approvals, Registrations and Authorizations
Schedule 3.13	Litigation
Schedule 3.14	Real Property
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Material Contracts Benefits
Schedule 3.16	Insurance
Schedule 3.17(b)	Company Owned Intellectual Property
Schedule 3.17(h)	Creators of Company Owned Intellectual Property
Schedule 3.17(m)	Third-Party Source Code
Schedule 3.17(t)	Exclusivity
Schedule 3.17(w)	Upcoming Filings
Schedule 3.18	Tangible Assets Condition
Schedule 3.19(a)	Permits
Schedule 3.19(c)	Environmental Law Compliance
Schedule 3.20	Banks, Accounts and Authorized Signatories
Schedule 3.21	Customers
Schedule 3.23(b)	Suspensions
Schedule 3.23(e)	Other Person Authorizations
Schedule 3.24(c)	Labor
Schedule 3.24(f)	Employees
Schedule 3.24(g)	Professional Service Agreements
Schedule 3.25	Affiliate Transactions
Schedule 3.26	Brokers or Finders’ Fees
Schedule 4.3	Buyer Defaults or Consents
Schedule 5.2(k)	Employment Agreements
Schedule 6.3	Post-Closing Liabilities
Schedule 6.4(a)	Restricted Activities
Schedule 7.1	Tax Matters
Schedule 9.5	Assumed Indebtedness

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LIST OF EXHIBITS

Exhibit A – Escrow Agreement	A-1

Exhibit B – Assignment, Assumption and Lien Release Agreement and UCC Amendment	B-1

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 8, 2014, by and among, (i) NeoGenomics Laboratories, Inc., a Florida corporation (the “Buyer”); (ii) Path Labs, LLC, a Delaware limited liability company (the “Company”); and (iii) Path Labs Holdings, LLC, a Delaware limited liability company (the “Seller” and collectively with the Company and the Buyer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company is primarily engaged in the laboratory services industry offering a broad range of anatomic pathology and clinical laboratory services (as currently conducted by the Company, the “Business”); and

WHEREAS, the Seller is the owner of record and beneficially of 100% of the outstanding membership interests of the Company (the “Membership Interests”); and

WHEREAS, the Buyer desires to purchase the Membership Interests, and the Seller desires to sell the Membership Interests to the Buyer, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in Article 9 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereto agree as follows:

AGREEMENT

ARTICLE 1 - SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS

1.1 Sale and Purchase of the Membership Interests.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, the Membership Interests, free and clear of any and all Liens, other than restrictions on transfer under applicable federal and state securities laws.

(b) To effect the transfers contemplated by Section 1.1(a), at the Closing, the Seller shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.2 hereof, certificates representing the Membership Interests, accompanied by transfer powers duly executed in blank and otherwise in a form acceptable to the Buyer for transfer on the books of the Company.

1.2 Payment for the Membership Interests. As payment in full for the Membership Interests being acquired by the Buyer hereunder, the Buyer shall:

(a) pay, in the manner set forth in Section 2.2 hereof, the sum of (i) Six Million Dollars ($6,000,000.00), plus (ii) the amount of the Company’s Available Cash as of the Closing

Date, plus or minus (iii) the amount that the consolidated Working Capital of the Company at the Closing is more or less than $775,000 subject to a $25,000 minimum threshold such that there will be no Working Capital adjustment if the excess or shortfall relative to $775,000 is less than $25,000 (such total amount set forth in (i)-(iii) above is referred to herein as the “Purchase Price”) subject to further adjustment as provided in Section 8.1(f); and

(b) to secure the post-Closing obligations of the Seller contained in this Agreement, the Buyer shall deposit Six Hundred Thousand Dollars ($600,000.00) of the Purchase Price (the “Closing Escrow Deposit”) with U.S. Bank, NA (the “Escrow Agent”) to be held in escrow in accordance with the terms of the escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”). Subject to the terms of the Escrow Agreement, the Escrow Agent shall release Three Hundred Thousand Dollars ($300,000.00) to the Seller upon the one (1) year anniversary of the Closing and Three Hundred Thousand Dollars ($300,000.00) upon the two (2) year anniversary of the Closing.

1.3 Closing Date Reconciliation Adjustment.

(a) Closing Purchase Price Certificate. Within one hundred twenty (120) calendar days after the Closing Date, the Buyer shall, in good faith, prepare and deliver to the Seller a statement (the “Closing Purchase Price Certificate”) executed by the Buyer calculating and reconciling the amounts, as of Closing, of (i) the Available Cash; (ii) Closing Working Capital (subject to the $25,000 threshold contemplated in Section 1.2(a)); and (iii) based thereon, the Buyer’s calculation of the Purchase Price and the amount by which the Purchase Price is greater than or less than the Estimated Purchase Price.

(b) Failure to Deliver Closing Purchase Price Certificate. If the Buyer does not deliver the Closing Purchase Price Certificate to the Seller within such 120-day period in accordance with the foregoing, then at the election of the Seller in its sole discretion, (i) the Purchase Price specified in the Estimated Purchase Price Certificate shall be presumed to be true and correct in all respects and shall be final and binding on the parties, or (ii) the Seller may retain (at the expense of the Buyer) a nationally recognized independent accounting firm to provide an audit of the Company’s books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 1.3, the determination of such accounting firm being final and binding on the parties hereto; provided, however, that each of the Seller and Buyer reserves any and all other rights granted to it in this Agreement.

(c) Right to Dispute. If the Seller delivers written notice (the “Disputed Items Notice”) to the Buyer within thirty (30) calendar days after receipt by the Seller of the Closing Purchase Price Certificate stating that the Seller objects to any items in the Closing Purchase Price Certificate (the “Disputed Items”), the Buyer and the Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If the Seller does not deliver a Disputed Item Notice to the Buyer within such 30-day period, the Purchase Price specified in the Closing Purchase Price Certificate shall be presumed to be true and correct in all respects and shall be final and binding on the parties.

(d) Arbitration of Disputes. If the Buyer and the Seller are unable to agree upon the Disputed Items within thirty (30) calendar days after delivery of the Disputed Items Notice, the Buyer and the Seller will appoint Grant Thornton LLP or, if such firm is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. The Buyer and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. The Buyer and the Seller shall instruct the Independent Accounting Firm to make a written determination of each Disputed Item within thirty (30) calendar days after being appointed and such determination shall be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm shall be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

(e) Payment. Within five (5) Business Days after the Purchase Price is finally determined in accordance with this Section 1.3, if

(i) the final Purchase Price exceeds the Estimated Purchase Price then the Buyer shall pay or cause to be paid to the Seller, an aggregate amount equal to such excess;

(ii) the Estimated Purchase Price exceeds the final Purchase Price, then the Seller shall pay or cause to be paid to the Buyer, an aggregate amount equal to such excess; and

(iii) if the final Purchase Price equals the Estimated Purchase Price, then no payments shall be made under this Section 1.3(e).

(f) Access to Information. The Seller and its advisors (including accountants, lawyers and other representatives) shall be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Buyer and the Company and to any finance personnel of the Buyer and/or the Company reasonably requested by such Persons, in each case in connection with the determination of the Purchase Price or any dispute relating thereto. The rights of the Seller under this Agreement shall not be prejudiced by the failure of the Buyer or the Company to comply with this Section 1.3.

(g) Effect on Other Provisions. No adjustment to the Purchase Price pursuant to this Section 1.3 shall be considered a breach of any representation, warranty or other provision of this Agreement or any certificate or document delivered pursuant to this Agreement. The Buyer shall not make any claim in respect of the determination of the Purchase Price or any item included within the determination of the Purchase Price other than in accordance with this Section 1.3.

1.4 Exclusions from Funded Indebtedness. The Seller and its Affiliates expressly agree that the Buyer shall not assume any indebtedness owed to: (i) any of Seller’s Affiliates including, but not limited to, management fees, Sale Bonuses and dividend distributions and other payables; or (ii) David M. Hadden, M.D. (“Hadden”) pursuant to that certain Asset Purchase and Sale, by and among the Company, Hadden and Hadden Pathology & Cytology, dated December 1, 2011 (collectively, the “Debt Exclusions”), and that the Seller has caused any such indebtedness of the nature described in this Section 1.4 to be discharged prior to Closing, and to the extent that it has not been discharged prior to Closing for any reason, shall be paid pursuant to Section 2.2(a) and henceforth deemed to be discharged and neither Buyer nor the Company shall have any further liability for any of the Debt Exclusions.

ARTICLE 2 - CLOSING

2.1 Closing. Subject to the conditions stated in Article 5 of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 11:30 a.m., Eastern Time, on the date of this Agreement, by electronic exchange of signature pages and other documents. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2 Payment of the Purchase Price. At the Closing, subject to Section 1.1(b) and Section 1.2(b), the Buyer shall pay by wire transfer of immediately available funds to the accounts designated in writing by the Seller an amount equal to the Estimated Purchase Price less the Assumed Indebtedness, as follows:

(a) first, to the respective holders of the Repaid Indebtedness, the amounts specified in the pay-off letters delivered pursuant to Section 2.3(b);

(b) second, the amount of the premium for the directors’ and officers’ insurance “tail” policy contemplated under Section 6.5 herein to the extent such amount has not already been accounted for in the Working Capital adjustment;

(c) third, to the respective payees of the Seller’s Expenses, the amounts set forth in the final bills delivered pursuant to Section 2.3(c);

(d) fourth, to the payees thereof, an amount equal to the total amount of the Sale Bonuses as set forth on the Closing Bonus Payment Schedule;

(e) fifth, to the Company, an amount equal to the Accrued Bonuses;

(f) sixth, to the Escrow Agent, an amount equal to the Closing Escrow Deposit; and

(g) seventh, the balance, if any, to the Seller.

Promptly upon receipt by the Company of the amount contemplated by clause (e), the Company shall pay the Accrued Bonuses (in each case, less any applicable Tax withholdings) to the recipient thereof in accordance with the Closing Bonus Payments Schedule.

2.3 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a) a certificate signed by the Company (the “Estimated Purchase Price Certificate”) setting forth the (i) the Funded Indebtedness existing as of the Closing and specifying whether such Funded Indebtedness is Assumed Indebtedness or Repaid Indebtedness, (ii) the Company’s good faith estimate of Available Cash, (iii) the Company’s good faith estimated Closing Working Capital and (iv) the Company’s estimated calculation of the Purchase Price based thereon which shall be confirmed in writing by the Buyer as being reasonably acceptable (the “Estimated Purchase Price”);

(b) a payoff letter, in form and substance satisfactory to the Buyer, from each holder of Repaid Indebtedness indicating the amount required to discharge in full such Repaid Indebtedness at the Closing and, if such Repaid Indebtedness is secured, an undertaking by such holder to discharge at the Closing any Liens securing such Repaid Indebtedness;

(c) a final bill and wire transfer instructions from each payee of any portion of the Seller’s Expenses;

(d) a schedule that provides a breakdown by recipient and amount of all Sale Bonuses and all Accrued Bonuses (the “Closing Bonus Payments Schedule”);

(e) Certificates evidencing the Membership Interests accompanied by transfer powers duly executed in blank and otherwise in a form acceptable to the Buyer for transfer on the books of the Company.

Promptly following the Closing, the Seller shall deliver to the Buyer, to the extent such documents are not at the Company’s offices or facilities:

(f) all minute books of the Company;

(g) constructive possession of all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company or the Seller pertaining to the Company and the Business (collectively, the “Records”); provided, however, that for the avoidance of doubt the Seller may retain (i) copies of any Tax Returns and copies of Records relating thereto, (ii) copies of all Records that the Seller is reasonably likely to need for complying with Legal Requirements or contractual commitments, (iii) copies of any Records that in the reasonable opinion of the Seller will be or could reasonably be expected to be required in connection with the performance of Seller’s obligations hereunder and (iv) all Protected Seller Communications; and

(h) to the extent Buyer provides the Seller with a list of designees prior to the Closing, evidence satisfactory to the Buyer that such Buyer designees are the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.20 hereto.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SELLER

The Company and the Seller hereby, jointly and severally, represent and warrant to the Buyer as of the date hereof that:

3.1 Existence and Qualification. The Company is a duly organized, validly existing limited liability company and in good standing under the laws of the State of Delaware. The Company has the limited liability company power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted. Neither the character of the Company’s Properties nor the nature of the Business requires the Company to be duly qualified to do business as a foreign company in any jurisdiction outside those identified in Schedule 3.1 attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and the Company is qualified as a foreign corporation and in good standing in each jurisdiction listed with respect to the Company in Schedule 3.1.

3.2 Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Company or the Seller is a party has been duly executed and delivered by the Company or the Seller, as applicable, and each of the Company and the Seller has all requisite power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company and the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action on the part of the Company and Seller (including approval of the Company’s and Seller’s managers, members and managing members) and no other proceedings on the part of the Company or Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3 Capitalization and Company Records.

(a) The authorized equity of the Company consists solely of the Membership Interests which are outstanding. All issued and outstanding equity of the Company is owned beneficially and of record by the Seller, free and clear of any and all Liens other than restrictions on transfer under applicable federal and state securities laws, and no equity interests are held in the Company’s treasury. All of the outstanding equity interests of the Company are duly authorized, validly issued, and fully paid and were not issued in violation of, (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any equity interests of the Company. Upon delivery to the Buyer at the Closing of the certificate representing the Membership Interests, accompanied by transfer powers duly endorsed in blank, the Membership Interests will pass to the Buyer, free and clear of any and all Liens other than restrictions on transfer under applicable federal and state securities laws.

(b) A copy of the Certificate of Formation of the Company filed with the Delaware Secretary of State (the “Company Certificate of Formation”) and the Operating Agreement of the Company adopted on February 24, 2010 (the “Operating Agreement”) have been provided to the Buyer, and each such copy is true, accurate and complete and reflect all amendments made through the date of this Agreement. All material actions taken by the Company have been duly authorized or ratified.

(c) The Company does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, limited liability company, partnership, joint venture or other Person.

3.4 Health Care Compliance. In each case, with respect to the Business:

(a) Except as set forth in Schedule 3.4, to the Knowledge of the Company, neither the Company, the Seller, Kolbeck, Bauer and Stanton Medical Corporation, a California professional corporation (“KBS”), nor any of their respective Affiliates, in each case, that conduct the Business, nor any manager, director, officer or employee of the Company or any such entity, have, since March 10, 2010, in violation of any Health Care Legal Requirement (i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of the Business, or (ii) established or maintained any fund or asset for use in the Business that has not been recorded in the Records.

(b) Each clinical laboratory owned, operated or managed by the Company, the Seller, and any of their Affiliates, in each case, that conduct the Business, (i) is qualified in all respects (to the extent such qualification is required by applicable Health Care Legal Requirements) for participation in all Governmental Programs for which such entity receives reimbursement for services, (ii) is in compliance in all respects with the conditions of participation or coverage of such Governmental Programs and (iii) has a provider agreement, provider number, other Contracts or Permit with such Governmental Programs (each, a “Provider Agreement”). The billing practices of the Company and KBS with respect to the Business as to all patients or clients served by the Company and its Affiliates and Governmental Programs are, and have been since March 10, 2010 in compliance with all applicable Health Care Legal Requirements. As of the date of this Agreement, there are no pending, concluded in the last three (3) years or, to the Knowledge of the Company threatened, non-routine investigations, non-routine audits or other actions, relating to the participation of the Company, Seller, KBS, or any of their Affiliates that conduct the Business in any Governmental Program or violations of Health Care Legal Requirements. “Governmental Program” means any health care reimbursement or other health care programs of a Governmental Authority in which the Business participates, including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f), Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act, Medicaid Waiver Program, and the TRICARE Program.

(c) The Company, the Seller, and any of their Affiliates, in each case, have filed timely and accurately in all respects all claims and reports required to be filed for the Business prior to the date of this Agreement with respect to all Governmental Programs, all fiscal intermediaries and/or carriers, and other insurance carriers (“Payor Claims”), except where such failure would not, individually or in the aggregate, constitute a Material Adverse Effect. All such Payor Claims and reports are true and correct in all respects as of the date of this Agreement except where such inaccurate or incorrect Payor Claims and/or reports would not, individually or in the aggregate, constitute a Material Adverse Effect.

(d) None of the Company, the Seller, nor any of their Affiliates, in each case, that conduct the Business is in breach or violation of nor has it, at any time since March 10, 2010, been in breach or violation of:

(i) the Federal Fraud Statutes, Anti-Kickback Statutes, Stark Statute, the Federal False Claims Act, California Business and Professions Code 655.7, and Title 22, California Code of Regulations § 51501(a); or

(ii) any other applicable Health Care Legal Requirement not mentioned in Section 3.4(d)(i), except where such breach or violation would not, individually or in the aggregate, be materially adverse to the Company or, following the Closing, the Buyer (it being understood and agreed that the exclusion from any Governmental Program would be deemed materially adverse.

(e) As of the date of this Agreement, none of the Company, the Seller, nor any of their Affiliates, in each case, that conduct the Business, nor, to the Company’s Knowledge, any of their employees: (i) has been convicted of or charged with any violation of any Health Care Legal Requirements related to any Governmental Program; (ii) has been convicted of any violation of Health Care Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program.

(f) As of the date of this Agreement, none of the Company, the Seller, nor any of their Affiliates, in each case, that conduct the Business (i) is a party to a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) has made any filings pursuant to the OIG’s Self Disclosure Protocol, (iv) has since March 10, 2010, been a defendant in any qui tam or False Claims Act litigation, or (v) has since March 10, 2010 been served with or received any written search warrant, or subpoena (other than those related to actions against third parties) from any Governmental Authority.

(g) The Company has been duly granted all Health Care Approvals (as defined below), which are in each case required for the conduct of the Business during the period commencing on March 10, 2010 through the date of this Agreement. Schedule 3.4(g) lists as of the date of this Agreement each Health Care Approval and pending application therefor used (or intended for use in, in the case of pending applications) in the Business. As of the date of this Agreement, (i) any such Health Care Approvals that have been issued as of the Closing Date are valid and in full force and effect, (ii) the Company is not in breach or violation of, or default under, any such Health Care Approval, (iii) the Company has filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Health Care Approvals in full force and effect, and (iv) since March 10, 2010, none of the Company, Seller, nor any of their Affiliates that conduct the Business have received written notice to the effect that a Governmental Authority was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Health Care Approval. “Health Care Approval” means any health care permit, license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Governmental Authority.

3.5 No Seller Defaults or Consents. Except as otherwise set forth in Schedule 3.5 hereto, the execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder will not violate any applicable Legal Requirements or any judgment, award or decree or any indenture, Contract or other instrument to which the Seller is a party, or by which the properties or assets of the Seller are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, Contract or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

3.6 No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.6 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions or provisions of the Organizational Documents;

(b) violate any Legal Requirements applicable to the Company;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

(d) result in the termination of any Contract of the Company, or require the payment of any fees, Taxes or assessments, pursuant to any federal, state or local program or initiative, (i) relating to minority-owned or small disadvantaged businesses, or (ii) based upon some other status of business ownership;

(e) result in the creation of any Lien on any Properties of the Company other than any Liens that result from the Buyer’s acquisition of the Membership Interests;

(f) require the Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third-party or any Governmental Authority; or

(g) require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

3.7 Payment of Funded Indebtedness. All Contracts and instruments evidencing Funded Indebtedness are set forth in Schedule 3.7 hereto. Those items contained in Schedule 3.7 marked with an asterisk constitute items of Repaid Indebtedness and shall be paid at Closing as provided in Section 2.2(a).

3.8 No Proceedings. Except as otherwise set forth in Schedule 3.8, neither the Company nor the Seller has received written notice or is aware that any suit, action, inquiry or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Seller or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any of its Properties as a result of the consummation of this Agreement.

3.9 Employee Benefit Matters.

(a) Schedule 3.9(a) hereto provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained or contributed to at any time during the Company’s existence or with respect to which the Company has or may have any actual or contingent liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (each a “Plan” and collectively referred to herein as “Plans”); and

(ii) each personnel policy, employee manual or other written statement of rules or policies concerning employment, collective bargaining agreement, equity compensation plan, phantom equity plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, change in control plan or arrangement, deferred compensation plan or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.9(a)(i), including any compensation arrangement with the Seller or its Affiliates, whether relating to the transactions contemplated hereby or otherwise (each a “Benefit Program or Agreement” and collectively referred to herein as “Benefit Programs or Agreements”).

(b) True, correct and complete copies of each of the Plans (if any), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been furnished to the Buyer. There has also been furnished to the Buyer, with respect to each Plan, the following: (i) copies of the most recent Internal Revenue Service (the “IRS”) determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable) and the non-discrimination testing results for the three most recent plan years; and (iv) copies of all trust documents or funding/insurance documents related to each Plan. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to the Buyer.

(c) Except as otherwise set forth in Schedule 3.9(c) hereto,

(i) For purposes of this Agreement, “ERISA Affiliates” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code;

(ii) neither the Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, and neither the Company nor any ERISA Affiliate has at any time contributed to or had an obligation to contribute to, and neither the Company nor any ERISA Affiliate has any actual or contingent liability (including any withdrawal liability as defined in ERISA Section 4201) under (x) a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (y) a Plan subject to Section 412 of the Code or Title IV of ERISA or (z) any Plan in which stock of the Company is or was held as a plan asset;

(iii) each Plan and Benefit Program or Agreement has been administered in all material respects in compliance with its terms and all applicable Legal Requirements, including, without limitation, if applicable, ERISA and the Code;

(iv) the Company has performed in all material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements, including, without limitation, the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and, to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(v) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner;

(vi) each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination or opinion letter, been amended or operated in a way which could adversely affect such qualified status;

(vii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(viii) all premiums, contributions or other payments required to be made to the Plans pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been made timely;

(ix) the Company has complied with (x) the health care continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (y) the requirements of the Family Medical Leave Act of 1983, as amended, and (z) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to the Company’s employees;

(x) to the Knowledge of the Company, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Seller, the Company or any officer, director, employee or fiduciary thereof to a Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(xi) there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor or the Pension Benefit Guaranty Corp.;

(xii) each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(xiii) the Company does not maintain or contributes to, nor has it maintained or contributed to, nor as a result of the transactions contemplated by this Agreement will it be required to contribute to, any Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA or other applicable Legal Requirements);

(xiv) none of the Plans is a self-insured group health plan;

(xv) each Plan or Benefit Program or Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered at all times in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder; and

(xvi) neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code.

3.10 Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to the Buyer true and complete copies of (i) the audited Financial Statements with respect to the Company and its Business as of and for the years ended December 31, 2012 and 2013 (the “Audited Financial Statements”), (ii) any management letters relating to the Audited Financial Statements received by the Company, the Seller or any of Seller’s Affiliates from the auditors, and any other written correspondence addressing any material deficiencies or weaknesses with respect to the Company and/or such financial statements (collectively, the “Management Letters”), and (iii) monthly interim unaudited Financial Statements as of and for the five (5) month period (the “Interim Period”) ended May 31, 2014 (the “Balance Sheet Date”) and as of and for each month ended during the Interim Period (together with the Audited Financial Statements, collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto in the case of Audited Financial Statements) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except in the case of the unaudited financial statements, for the omission of footnotes and subject to year-end adjustments). All of the Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company for the dates or periods indicated thereon applied on a consistent basis throughout the periods indicated (except for the absence of the footnotes and, with respect to the unaudited financial statements, year-end adjustments).

(b) Except for, (i) the liabilities reflected on the Company’s balance sheet as of the Balance Sheet Date included with the Company Financial Statements, (ii) trade payables and accrued expenses incurred since the Balance Sheet Date in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Contracts listed in Schedule 3.15(a), and/or (y) Contracts not required to be listed in Schedule 3.15(a), and (iv) the liabilities set forth in Schedule 3.10(b) hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, or required to be reflected or reserved against in a balance sheet) including, but not limited to, liabilities for violation of Legal Requirements, breach of Contract or tort that would be required by GAAP to be reflected in the Balance Sheet. Without limiting the generality of the foregoing, since January 1, 2012, the Company has not received any written notice with respect to (i) claims existing or to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on the Company’s Products or Services, (ii) claims existing as a result of the sale of any Product or performance of any Service by the Company or based on the nature of the Company’s Products or Services, or (iii) claims in tort related to the negligence of the Company or any employees, representatives or agents of the Company.

(c) Since January 1, 2012, there has not been, to the Knowledge of the Company, any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting. Except as set forth in the Company Financial Statements and the Management Letters, with respect to the periods covered thereby (i) there have not been any significant deficiencies in the financial reporting of the Company which are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, (ii) there are no extraordinary or material non-recurring items of income or expense during the periods covered by the Audited Financial Statements, and (iii) the balance sheets included in the Audited Financial Statements do not reflect any write-up, write-down or revaluation increasing or decreasing the book value of the assets, in each case, except as specifically disclosed thereon or in the notes thereto.

(d) Except as otherwise set forth in Schedule 3.10(d) hereto, the accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements and all of the Company’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business and the Company has fully rendered the Services and is entitled to collect the net accounts receivable in full, subject to the applicable reserves set forth on balance sheet as of the Balance Sheet Date in a manner consistent with past practice. Except as otherwise set forth in Schedule 3.10(d) hereto, no such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the balance sheet as of the Balance Sheet Date included in the Company Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or, to the Knowledge of the Company, exists.

(e) Except as provided under the provisions of the agreements described in Schedule 3.10(e) hereto, the Company has legal and beneficial ownership of its Properties, free and clear of any and all Liens.

3.11 Absence of Certain Changes.

(a) Except as otherwise set forth in Schedule 3.11(a) hereto and excluding any event or circumstance generally affecting the industries in which the Company operates without specifically affecting the Company, since January 1, 2014, there has not been:

(i) any event, circumstance or change that had or is reasonably likely to have a Material Adverse Effect;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; or

(iii) any adverse change in the Company’s sales patterns, relationships with dealers or agents, pricing policies (to customers), accounts receivable, required reserves, risk fees, accounts payable, prospects or backlog that had or is reasonably likely to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 3.11(b) hereto or as otherwise contemplated by this Agreement, since January 1, 2014, the Company has not done any of the following:

(i) merged into or with or consolidated with, or acquired the business or assets of, any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;

(v) entered into, amended or terminated any material Contract;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.15(a);

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any Contract to make, any expenditures in excess of $50,000 (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Schedule 3.15(a));

(ix) maintained its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods (including with respect to accruals) or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (including with respect to accruals);

(x) made any material change, whether written or oral, to any Contract with any of the suppliers or customers listed or required to be listed in Schedule 3.21;

(xi) adopted any Plan or Benefit Program or Agreement, or granted any increase in, or made any change to, the compensation payable or to become payable to directors, officers or employees other than in the ordinary course of business;

(xii) suffered any extraordinary losses or waived any rights of material value;

(xiii) made any payment to any Affiliate (other than with respect to any employment arrangement with any such Affiliate) or forgiven any indebtedness for borrowed money due or owing from any Affiliate to the Company;

(xiv) (A) provided discounts on pricing or receivables other than in the ordinary course, (B) modified the accounting for or funding of reserves or (C) changed in any material respect the Company’s practices in connection with the marketing, performance or pricing of its Services;

(xv) engaged in any one or more activities or transactions with an Affiliate outside the ordinary course of business;

(xvi) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvii) amended the Organizational Documents;

(xviii) issued any shares of membership interests, units or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its membership interest, units or other securities; or

(xix) committed to do any of the foregoing.

3.12 Compliance with Laws.

(a) Except as otherwise set forth in Schedule 3.12(a) hereto, the Company is and, since March 10, 2010, has been in compliance in all material respects with any and all Legal Requirements applicable to the Company. Except as otherwise set forth in Schedule 3.12(a) hereto, and without limiting the generality of the foregoing, (i) since March 10, 2010, the Company has not received or entered into any written citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that it is not currently in compliance with all such Legal Requirements, (ii) to the Knowledge of the Company, the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or material breach or material violation of, any applicable Legal Requirement or Permit applicable to the Company, and (iii) to the Knowledge of the Company, no formal or informal investigation or review related to the Company has been conducted since March 10, 2010 or is being conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened against the Company.

(b) The Company has not received any written notice of it being subject to any, and, to the Knowledge of the Company, there has been no threatened, adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by any Governmental Authority affecting the Company.

(c) Except as identified on Schedule 3.12(c), the Company has obtained all approvals, registrations and authorizations from, and has made all appropriate applications and other submissions to, all Government Authorities necessary for operation of the Business relating to the Products and Services in compliance with all applicable Legal Requirements. To the Knowledge of the Company, no Other Party has failed to obtain all approvals, registrations and authorizations from, has failed to make all appropriate applications and other submissions to, or has failed to prepare and maintain all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of the any Government Authorities necessary for operation of its past and present business activities relating to the Services or the Business in compliance with all applicable Legal Requirements. As used herein, “Other Party” means any Person employed or retained by the Company to sale or market any of the Services, excluding, for the avoidance of doubt, any Persons involved in a co-marketing or similar relationship with the Company.

(d) The Company has not made and, to the Knowledge of the Company, no Other Party has made any false statement in, or omission from, the applications, approvals, reports or other submissions to any Governmental Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authorities relating to the Products or Services or the Business.

(e) The Company has not made or offered and, to the Knowledge of the Company, no Other Party has made or offered, any payment, gratuity or other thing of value that is prohibited by any applicable Legal Requirements to any personnel of any Governmental Authorities (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or Services.

(f) The Company is, and to the Knowledge of the Company, all Other Parties are in compliance, in all material respects, with all applicable regulations and requirements of Governmental Authorities relating to the Products or Services, including any requirements for investigating customer complaints and inquiries.

(g) To the Knowledge of the Company, none of the Products or Services, (i) fail to comply in all material respects with the requirements of all Governmental Authorities, or (ii) were handled by the Company not in conformity with the requirements of all Governmental Authorities.

(h) Neither the Company nor, to the Knowledge of the Company, any of the Other Parties, has sold any Products or Services into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from all applicable Governmental Authorities. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions or (2) field notifications or alerts relating to the Products or Services or the Business that assert ongoing lack of compliance with any such Legal Requirements by the Company.

(i) Except as set forth on Schedule 3.12(i), the Company has (A) furnished to the Buyer correct and complete copies, or summaries of, all adverse event reports since January 1, 2014 that have been completed and are in the possession or control of the Company, which reports, among other things, detail material customer complaints or mistakes made by the Company relating to the Products and Services, and (B) informed the Buyer regarding any and all adverse event reports since January 1, 2014 that have not been completed and documented, by the Closing Date, in written form in the manner set forth under subsection Section 3.12(i)(A) above. The Company is not aware of any adverse consequences suffered by the patient described in Incident Report PL14-12314 nor is it aware of any threatened or actual litigation stemming from such incident.

3.13 Litigation. Except as otherwise set forth in Schedule 3.13 hereto, there are no claims, actions, suits, investigations, inquiries or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, action, suit, investigation, inquiry or proceeding. Schedule 3.13 hereto also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated with respect to the Company since January 1, 2012.

3.14 Real Property.

(a) Other than as identified in Schedule 3.14 hereto, the Company does not own (and has never owned) any real property or any ownership interest therein.

(b) Schedule 3.14 sets forth a list of all leases, licenses or similar agreements to which the Company is a party that are for the use or occupancy of real estate owned by a third-party (“Leases”) (true and complete copies of which have previously been furnished to the Buyer, together with all related documents, e.g., non-disturbance agreements, lease amendments or modifications, notices of renewal or non-renewal, expansion options, purchase options, etc.), in each case, setting forth: (i) the lessor and lessee thereof, (ii) the date of the Lease, and (iii) the street address or legal description of each property covered thereby (the parcels of real property identified on Schedule 3.14 which are referred to herein collectively as the “Leased Premises”). The Leases are in full force and effect and have not been amended except as disclosed in Schedule 3.14, and neither the Company, nor to the Knowledge of the Company, is the Lessor in default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both would cause a material breach of or material default by the Company under any Lease. Except as set forth on Schedule 3.14, the Company has a valid leasehold interest in the Leased Premises as indicated on Schedule 3.14.

(c) The portions of the buildings located on the Leased Premises that are used in the Business of the Company are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any of the Leased Premises, the structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing such Leased Premises and the roofs which have not been disclosed to the Buyer in writing prior to the date of this Agreement. Each of the Leased Premises, has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated future transportation requirements of the business conducted at such Leased Premises.

Neither the Company nor any of its Affiliates has received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (y) any special assessment or pending improvement liens to be made by any Governmental Authority which could materially and adversely affect any of the Leased Premises, or (z) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to any of the Leased Premises.

3.15 Material Contracts.

(a) Except as otherwise set forth in Schedule 3.15(a) and Schedule 3.21 hereto, the Company is not a party to or bound by any written Contracts of the following types:

(i) any Contract that provides any customer with discounted pricing or the potential right to any such discounts in the future other than in the ordinary course of business;

(ii) any Contract with a managed care organization or insurance payor;

(iii) any Contract with providers of medical services (including, but not limited to, KBS and any contracted pathologists or other medical professionals), who provide services to the Company;

(iv) any Contract for capital expenditures by the Company in excess of $[50,000] in the aggregate;

(v) any Contract pursuant to which the Company licenses or leases from any other Person, any material Properties and any Contract (other than customer Contracts) pursuant to which the Company licenses or leases any material Properties to any other Person;

(vi) any Contract relating to (A) the borrowing of money, (B) the guarantee of any payment obligation, (C) the deferred payment of the purchase price of any Properties or (D) any bonding or surety agreement or arrangement;

(vii) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;

(viii) any Contract with any Affiliate of the Company relating to the provision of funds, real property, goods or services by or to the Company;

(ix) any Contract for the sale of any assets outside the ordinary course of business that in the aggregate have a net book value on the Company’s books of greater than $50,000;

(x) any Contract that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area; or

(xi) any preferential purchase right, right of first refusal or similar Contract.

(xii) any other Contract that is material to the Company’s business, operations, prospects, Properties, financial condition or cash flows, taken as a whole.

(b) All of the Contracts listed or required to be listed in Schedule 3.15(a) are valid, binding and in full force and effect with respect to the Company and, to the Knowledge of the Company, each counter-party thereto, and the Company has not been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Contract in any respect, except as otherwise set forth in Schedule 3.15(a). Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the material terms or covenants of any Contract listed or required to be listed in Schedule 3.15(a). Except as set forth on Schedule 3.15(b), immediately following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 3.15(a). The Company has made available to the Buyer true and correct copies of each of the Contracts listed on Schedule 3.15(a), including all amendments thereto. To the extent any such Contract has not been executed by all parties thereto, the Company and, to the Knowledge of the Company, the counterparty thereto is operating in accordance with the material terms of the form of such Contract that has been made available to the Buyer.

3.16 Insurance. Schedule 3.16 hereto sets forth a complete and correct list of all insurance policies (including, but not limited to, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or any of its Properties, including the annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth in Schedule 3.16. Such policies are in amounts that constitute compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company in writing an intention to cancel any such policies or to materially increase any insurance premiums (including, but not limited to, workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.16 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers for failure to pay claims under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. Since January 1, 2012, all notices of claims required to have been given by the Company or the Seller to any insurance carrier have been timely and duly given, and no insurance carrier has asserted that any claim is not covered by the applicable policy relating to such claim.

3.17 Intellectual Property.

(a) Definitions:

(i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect): (A) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all Trade Secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World

Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

(ii) “Company Owned Intellectual Property” means all Intellectual Property owned by Company.

(iii) “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company. Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b) Schedule 3.17(b) lists the following:

(i) all of the Company’s registrations and applications for registration for Company Owned Intellectual Property;

(ii) all licenses, sublicenses, reseller, distribution, and other agreements or arrangements in accordance with which any other Person is authorized by the Company to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto, in each case, other than customer contracts entered into in the ordinary course of business;

(iii) all licenses and other agreements under which the Company has been granted a license or any other right to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped,” “click through,” or other form licensed based “off-the-shelf” third-party Intellectual Property that is otherwise commercially available) where such Company Licensed Intellectual Property is a part of, offered in conjunction with, or used by Company in connection with the development, support, or maintenance of Company’s Products, Services, Technology, or Services (“In-Licenses”);

(iv) any obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company is subject and that relate to and/or restrict any Company Intellectual Property or the Company’s Products, Business or services that are provided using Company Intellectual Property; and

(v) any grants by the Company of exclusivity (including license rights granted by Company to any third-party in Company Owned Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company is subject and that relate to and/or restrict any Company Intellectual Property.

(c) The Company owns free and clear of Liens and/or encumbrances or any requirement of any past, present, or future royalty payments, all rights in all Company Owned Intellectual Property.

(d) The Company is not in material violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License.

(e) Neither the, (i) use, reproduction, modification, distribution, licensing, sublicensing, sale, offering for sale, or import, of Company Owned Intellectual Property nor (ii) operation of the Business, including Company’s provision of Products or Services infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction (provided that, with respect to patents, such representation is given to Company’s knowledge). To the Knowledge of the Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third-party, employee, or former employee.

(f) The Company has not received written notice of any claims, (i) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (ii) that any of clauses (i) or (ii) in Section 3.17(e) above infringes, or will infringe on, any third-party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction.

(g) No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has the Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h) Schedule 3.17(h) lists all current Independent Contractors and current employees who have created any material portion of Company Owned Intellectual Property other than employees of Company who meet all of the following requirements: (i) their work in any Product, Technology, or Service was created by them entirely within the scope of their engagement or employment by Company, (ii) their copyrightable work product in any Product, Technology, or Service is owned by Company, and (iii) any inventions of such Persons that are included or implemented in any Company Product, Technology, or Service have been validly assigned to Company.

(i) The Company has secured from all current and former employees, consultants, and contractors of the Company who have created any material portion of, or otherwise have any rights in or to, any Company Owned Intellectual Property or Product, Technology, or Service, valid and enforceable written assignments or licenses to Company of any such employees’, consultants’ and contractors’ contribution or rights therein and Company has provided true and complete copies of all such assignments or licenses to the Buyer.

(j) The Company has taken commercially reasonable steps to protect rights in Confidential Information (both of the Company and that of third-Persons that the Company has received under an obligation of confidentiality). All employees and third parties with whom the Company has shared confidential proprietary information, (i) of Company, or (ii) received from others that the Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential, have entered into binding written agreements to keep such information confidential.

(k) The Company is in compliance in all material respects with all applicable laws, rules, regulations, and the Company’s contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”), including the Health Insurance Portability and Accountability Act of 1996, including the Privacy Standards (45 C.F.R. Parts 160 and 164), as amended by the American Recovery and Reinvestment Act of 2009 and any regulations promulgated thereunder (collectively, “HIPAA”). The Company’s Collection and Use of such Customer Information are in accordance in all material respects with the Company’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers (actual or potential) regarding privacy. The Company does not use, collect, or receive, in connection with the provision of its products or services, social security numbers or credit card numbers other than (i) social security numbers of its employees collected in connection with employment and (ii) social security numbers and credit card numbers of certain of its customers and their patients. The Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and, to the Company’s Knowledge, no Person has gained unauthorized access to any of the Company’s software, data, systems, or networks. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of the Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of the Company’s privacy policies (or applicable terms of use) or any other contractual obligation of the Company governing the Collection and Use of Customer Information.

(l) Reserved.

(m) Schedule 3.17(m) identifies all licenses entered into by the Company with regard to any third-party source code.

(n) No Company software product or service, or software used in any software product or service provided by the Company (including the Company’s software under development) is, or, will be governed by an Excluded License. “Excluded License” means any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software and other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software and other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

(o) The Company has not distributed or published to any third-party any of the Company’s software or software used in any Product, Technology, or Service (including Company software under development) that is governed by an Excluded License.

(p) The Company has not incorporated into any of its software or software used in any Product, Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by Company.

(q) The Company has not incorporated into any of its software or software used in any Product, Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

(r) The Company is not a member of any standards-setting organization.

(s) The Company has not participated in any standards-setting activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company to enforce, license or exclude others from using or licensing any Company Intellectual Property.

(t) Except as set forth on Schedule 3.17(t), the Company is not subject to, and the transactions contemplated by this Agreement will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by the Company to any third-party in Company Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, most favored nation status, rights of first negotiation, or other similar material restrictions on the operation of the Business.

(u) The transactions contemplated by this Agreement will not give rise to or cause under any agreements relating to Company Intellectual Property, (i) a right of termination under, or a breach of, any such agreement, or any loss or change in the rights or obligations of the Company under any such agreement, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay absent Closing, or (iii) any other change in the rights or obligations or any other party to such agreement specifically with regard to payment, services, assignment, termination, or Company Intellectual Property.

(v) The Company is not under any contractual obligation, (i) to include any Company Licensed Intellectual Property in any Product, Technology, or Service, or (ii) to obtain a third-party’s approval of any Product, Technology, or Service at any stage in the development, licensing, distribution, or sale of that Product, Technology, or Service.

(w) Schedule 3.17(w) accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is 120 calendar days after the date of this Agreement in order to maintain each patent, mask work, registered trademark and copyright registration in Company Owned Intellectual Property in full force and effect.

(x) The Company has not exported or re-exported its Products, Services, or Technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which the Company operates or is otherwise subject; or (ii) any end-user who Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and the Company has complied with all end-user, end-use, and destination restrictions issued by the U.S. and any other jurisdiction to which the Company operates or is subject.

(y) No Person (including the Company but excluding the Buyer), (i) is authorized to license, sublicense, resell, or otherwise distribute any Company Owned Intellectual Property either for itself or on behalf of Company, or (ii) has any obligation to distribute any Company Owned Intellectual Property on behalf of Company, including bug fixes, or updates.

3.18 Equipment and Other Tangible Property. Except as otherwise set forth in Schedule 3.18 hereto, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in its Properties (the “Tangible Company Properties”), are suitable for the purposes for which they are intended and in good operating condition and repair, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices. To the Knowledge of the Company, the Tangible Company Properties are free of any material structural or engineering defects, and since January 1, 2012, there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

3.19 Permits; Environmental Matters.

(a) Except as otherwise set forth in Schedule 3.19(a) hereto, the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its Business and operations as presently conducted. Except as otherwise set forth in Schedule 3.19(a) hereto, all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.19(a) hereto, the Company is in compliance in all material respects with such Permits.

(b) To the Knowledge of the Company, there are no claims, liabilities, causes of action, inquiries, studies, notices, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise used by the Company. Neither the Company nor, to the Knowledge of the Company, any current owner, lessee or operator of such real property nor, to the Knowledge of the Company, any prior owner, lessee or operator of such real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of on such real property in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company or the Buyer. The Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c) Except as set forth on Schedule 3.19(c), (i) the Company has been since March 10, 2010 and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws; and (ii) the Company is in compliance with all California and federal regulations with respect to the disposal of medical waste and hazardous materials such as Xylene in the laboratory.

3.20 Banks. Schedule 3.20 hereto sets forth (a) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault; (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company with respect to the accounts, credit lines, safe deposit boxes and vaults. Except as otherwise set forth in Schedule 3.20 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.

3.21 Customers. Schedule 3.21 sets forth a list of (a) the ten (10) largest customers of the Business (measured by aggregate billings for the fiscal year ended December 31, 2013), (b) the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased for the Business for the fiscal year ended December 31, 2013), and (c) the ten (10) largest managed care providers and insurance companies of the Business (measured by the aggregate amount of reimbursements for services paid to the Company for the fiscal year ended December 31, 2013). Except as otherwise set forth in Schedule 3.21 hereto, no such party has canceled, terminated or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially change the quantity, pricing or other terms applicable to its sale of products or services to the Company or its direct or indirect purchase of Products or Services from the Company. The Company has no express obligation to provide any Services to any Person as a result of, in exchange for, or in connection with any payment or other benefit previously received by the Company. The Company is not qualified or registered under, and since March 10, 2010, has not been qualified or registered under, any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership, and has not received from any Governmental Authority any special, preferential or advantageous treatment in connection with any such program or initiative. Since March 10, 2010, the Company has not provided any Product or Service to any Person, and is under no obligation to provide any Product or Service to any Person, in connection with or pursuant to any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership.

3.22 Absence of Certain Business Practices. None of the Seller, the Company nor any other agent of the Company, or, to the Knowledge of the Company, any other Person acting on behalf of or associated with the Company, acting alone or together, has (other than as reimbursement or payment for the Company’s Services in the ordinary course of business consistent with past practice) (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any illegal money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) reasonably could be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, taken as a whole, or (iii) if not continued in the future, may have a Material Adverse Effect. Further, the Company is not, and is not an Affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.23 Products, Services and Authorizations.

(a) To the Knowledge of the Company, since January 1, 2012, no Product sold or Service rendered by the Company has been sold or rendered other than in accordance in all material respects with the provisions of all applicable Legal Requirements, policies, guidelines and any other requirements and regulations of all Governmental Authorities.

(b) Schedule 3.23(b) sets forth (i) a list of all Products and Services which at any time since January 1. 2014, have been withdrawn or suspended by the Company, as a result of any governmental or regulatory action, proceeding or order binding on the Company or the Business; (i) a brief description of all completed or pending governmental or regulatory proceedings seeking the withdrawal or suspension of any Product or Service; and (ii) a list of all regulatory letters received by the Company or the Seller or any of their agents relating to the Company or any of the Products or Services.

(c) To the Knowledge of the Company, there is no basis for withdrawal or suspension of any Product registration, Product license or other license, approval or consent of any Governmental Authority with respect to the Company or any of the Products.

(d) The Company has not and, to the Knowledge of the Company, its employees, representatives or agents, and, to the Knowledge of the Company, the Other Parties, have not, made any marketing or advertising claims, statements or representations that any such Person knows or has reason to believe is or was false, and has no knowledge of any claim against the Company that arises from or that relates to any marketing or advertising claims, statements or representations made by the Company, any of its employees, representatives or agents related to the Products, Services or the Business.

(e) Schedule 3.23(e) hereto sets forth a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance in all material respects with the terms of all the Other Person Authorizations. To the Knowledge of the Company, the Company has no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

3.24 Labor. Except as disclosed in Schedule 3.24 hereto:

(a) The Company: (i) complies in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) has no leased employees.

(b) To the Knowledge of the Company, the Company is employing only individuals who are lawfully permitted to work in the United States and the Company is in compliance with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. The Company has not been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company, and the Company has never received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous 24 months of the date of this Agreement.

(c) Schedule 3.24(c) hereto contains a true and complete listing, including location, of each individual paid by the Company as an independent contractor rather than an employee, total compensation for services in excess of Fifty Thousand Dollars ($50,000) during the period from January 1, 2013 through the date of this Agreement (“Independent Contractors”). The Company has completed IRS Form SS-8 with respect to any Independent Contractor and no Independent Contractor has completed IRS Form SS-8 with respect to the Company. Except as set forth in Schedule 3.24(c), no current employee of the Company was treated at any time in the past as an Independent Contractor of the Company. Except as set forth on Schedule 3.24(c), no Independent Contractor has canceled, terminated or made any written threat to the Company to cancel or otherwise terminate his, her or its relationship with the Company, or to materially change the pricing or other terms applicable to his, her or its sale or provision of services to the Company, or materially reduce his, her or its business relationship with the Company other than in accordance with the Contract, if any, by which such Independent Contractor is engaged by the Company.

(d) To the Knowledge of the Company, the Company has properly classified, for all times prior to the Closing Date, Independent Contractors and employees, and has paid all Taxes required to be paid related to said Independent Contractors and employees.

(e) Since January 1, 2012, there have not been any, (i) work stoppages, labor disputes or other material controversies between the Company and its employees, (ii) labor union grievances or, to the Knowledge of the Company, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Company, threatened.

(f) Schedule 3.24(f) hereto sets forth by number and employment classification the approximate number of employees employed by the Company in each classification as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

(g) Schedule 3.24(g) also sets forth all medical professionals who are operating under full-time professional services agreements in order to be in compliance with California statutes prohibiting the corporate practice of medicine. Copies of all such professional service agreements have been furnished to the Buyer.

3.25 Transactions With Affiliates. Except as otherwise set forth in Schedule 3.25 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs or Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with the Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as otherwise set forth in Schedule 3.25 hereto, none of the Seller or any other Affiliate of the Company is directly or indirectly indebted to the Company for money borrowed or other loans or advances, and the Company is not directly or indirectly indebted to any such Person.

3.26 Brokers or Finders’ Fees. Except as otherwise set forth in Schedule 3.26 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company or the Seller in such a manner as to give rise to any valid claim against the Buyer for any brokerage fee, finder’s fee or similar compensation.

3.27 Management Continuity. To the Knowledge of the Company, none of the officers or managers of the Company, or pathologists providing services to the Company, except for (i) John Griscavage, its Chief Executive Officer, or (ii) Anthony Miranda, its General Manager, have any current intention, plan or desire to terminate their respective employment or professional service agreements with the Company or to cease performing each of their respective duties as employees of the Company or medical professionals providing services to the Company.

3.28 Other Information. The representations, warranties and other statements of the Company and the Seller contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.29 Sale Bonus Recipients. The individuals listed on the Closing Bonus Payments Schedule constitute the only Persons owed Sale Bonuses, and such amounts set forth thereon constitute all existing rights to Sale Bonuses, none of which shall be the obligation of the Company.

3.30 Customer Conduct. To the Knowledge of the Company, none of the Company’s customers or clients have been since January 1, 2012, or are, engaged in any commercial arrangements or activities that consist of billing practices with the Company that are not in compliance with any applicable Legal Requirements.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that:

4.1 Existence and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. The Buyer qualifies as an accredited investor under Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended.

4.2 Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action on the part of the Buyer and no other proceeding on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3 No Default or Consents. Except as otherwise set forth in Schedule 4.3 hereto, neither the execution nor delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Buyer;

(b) violate any Legal Requirements applicable to the Buyer;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Buyer;

(d) result in the creation of any Lien on any properties of the Buyer; or

(e) require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third-party or any Governmental Authority.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to the Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or any of its properties as a result of the consummation of this Agreement.

4.5 No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby.

4.6 Independent Investigation; No Other Representations and Warranties. The Buyer agrees that none of the Company, the Seller or any of their respective Affiliates have made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business or the transactions contemplated hereby, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections, budgets or other forward looking statements. The Buyer further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company and its business, (b) has been given adequate access to such information about the Company and its business as the Buyer has reasonably requested, and (c) will not assert any claim against the Seller or any of its partners, directors, officers, employees, advisors, agents, stockholders, managers, members, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or seek to hold any such Person liable, for any inaccuracies, misstatements or omissions with respect to any information made available, delivered, provided or furnished to the Buyer or any of its Affiliates; provided, that this Section 4.6 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with Section 6.3(a) (subject to the limitations contained in Sections 6.3 and 8.1).

4.7 Brokers or Finders’ Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyer in such a manner as to give rise to any valid claim for any brokerage fee, finder’s fee or similar compensation.

ARTICLE 5 - CONDITIONS TO THE SELLER’S AND THE BUYER’S OBLIGATIONS

5.1 Conditions to Obligations of the Seller. The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject, at the option of the Seller, to the satisfaction or waiver of the following conditions:

(a) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any of the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Seller as a result of the consummation of this Agreement.

(b) The Buyer shall have made the payments of the Estimated Purchase Price in accordance with Section 2.2 hereof.

5.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction or waiver of the following conditions:

(a) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(b) The Company shall have furnished the Buyer with a certified copy of all necessary corporate resolutions and actions on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(c) Except for matters disclosed in Schedule 3.11(a) or Schedule 3.11(b) hereto, since January 1, 2014 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a Material Adverse Effect.

(d) The Buyer shall have received a certificate issued by the Delaware Secretary of State (and of each state or territory in which the Company is qualified as a foreign company), dated as of a date no less than seven (7) days prior to the Closing Date as to the good standing of the Company in such states.

(e) All agreements, commitments and understandings between the Company and any Affiliate thereof listed on Schedule 3.25 and marked with an asterisk shall have been terminated in all respects, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof reasonably satisfactory in form and substance to the Buyer shall have been delivered to the Buyer.

(f) The Buyer shall have received written evidence, in form and substance reasonably satisfactory to the Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, but not limited to, Persons leasing real or personal property to the Company) listed on Schedule 3.5(a) or 3.6(a) and marked with an asterisk.

(g) No proceeding in which either of the Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(h) The Buyer shall have received the deliverables contemplated by Section 2.2 hereof.

(i) The Buyer shall have received a certification of the Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b), signed under penalties of perjury, in form and substance reasonably satisfactory to the Buyer.

(j) Mainsail Partners II, LP and Mainsail Management Company, LLC (collectively, “Mainsail”), John Griscavage, and Anthony Miranda shall have executed four-year non-solicitation agreements in favor of the Buyer and the Company covering all of the customers and employees of the Company.

(k) The Buyer shall have entered into a transition services agreement with Anthony Miranda and Mainsail Management Company, LLC.

(l) All earn-outs owed to previous owners and equity holders of businesses acquired by the Company shall have been satisfied and paid in full by the Company, including but not limited to all earn-out amounts payable and director fees due to Hadden.

(m) The Company shall have received adequate assurances and confirmation, in the Buyer’s sole discretion, that KBS and any other provider of pathology services currently working out of the Company’s facilities, shall not attempt to circumvent or terminate its existing provision of medical director and professional pathology services to the Company.

(n) Mainsail shall have executed and delivered to the Company and the Buyer a written release whereby all Liens against the Company and/or its Properties shall be unconditionally waived and released, in such form and substance reasonably satisfactory to the Buyer (the “Release”), and in connection therewith the Seller shall file, effective upon the Closing, an amendment to UCC Financing Statement #20123488691 with the Secretary of State of the State of Delaware (the “UCC Amendment”), and such UCC Amendment and Release shall be in the forms attached as Exhibit B to this Agreement.

(o) The Buyer shall have received from the Seller for each location enrolled with Medi-Cal by the California Department of Health Care Services (DHCS) under the Company’s National Provider Identifier (NPI) a fully completed, executed and notarized by the Company, to the satisfaction of the Buyer in its sole discretion, Successor Liability With Joint and Several Liability Agreement (form DHCS 6217) in order for the Buyer to complete, execute, notarize on its behalf, and submit to DHCS the fully executed Successor Liability With Joint and Several Liability Agreement for each such location, by letter postmarked no later than five (5) days after the Closing, in accordance with California Code of Regulations, Title 22, Section 51000.30(b).

ARTICLE 6 - POST-CLOSING OBLIGATIONS

6.1 Further Assurances. Following the Closing, the Company, the Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement. Additionally, Seller shall cooperate with Buyer in preparing and submitting any filings or applications which may be required or advisable in connection with the Permits regardless of whether such filings or applications are to be made by Seller or Buyer. The Buyer shall prepare and file all such filings or applications in a timely manner in accordance with their terms and applicable Legal Requirements.

6.2 Publicity. None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except: (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and (b) the Buyer and/or its Affiliates may make customary disclosures to the investment community and to their banks and advisors; provided that such disclosures shall not include the terms or amount of the Purchase Price. Notwithstanding the foregoing, the Parties understand and acknowledge that as a publicly held Company, NEO, will be required to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission to disclose the acquisition contemplated by this Agreement (the “Form 8-K”), and all of the Parties expressly consent to such timely filing. In addition, the Seller and the Company understand and acknowledge that in connection with such filing, NEO will be required to disclose the previous two (2) years audited financial statements, along with required pro-forma financial statements in accordance with Rule 3-05 of Regulation S-X, within seventy-one (71) days of the Form 8-K’s due date.

6.3 Post-Closing Indemnity by the Seller and by the Buyer.

(a) Subject to the provisions of Section 8.1, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company), directors, officers, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or in any way related to: (i) a breach of, or material inaccuracy in, any of the representations or warranties made by the Seller and/or the Company in this Agreement (it being agreed that, for purposes of this Section 6.3 and Section 8.1, all qualifications and exceptions relating to materiality, material adverse effect or words of similar import (but not specific dollar thresholds) shall be disregarded for purposes of calculating the amount of Damages resulting from such breach or inaccuracy, but for the avoidance of doubt, such materiality, material adverse effect and words of similar import shall not be disregarded for purposes of determining whether such breach or inaccuracy exists), (ii) a breach or default in performance by the Seller of any covenant or agreement of the Seller or the Company contained in this Agreement, and (iii) any Funded Indebtedness of the Company that is not Assumed Indebtedness or otherwise repaid at the Closing.

(b) Subject to the provisions of Section 8.1, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates, directors, officers, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any and all Damages arising out of, resulting from or in any way related to: (i) a breach of, or material inaccuracy in, any of the representations or warranties made by the Buyer in this Agreement and (ii) a breach or default in performance by the Buyer or the Company of any covenant or agreement of the Buyer or the Company contained in this Agreement.

(c) All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein; provided that the use of any one right or remedy hereunder by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies hereunder. Except for actual fraud or intentional misrepresentation, the remedies provided in this Section 6.3 (which are subject to the limitations set forth in Section 8.1) shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the transactions contemplated hereby, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, other than (i) a claim of fraud against the party that committed such fraud, (ii) an indemnification claim made by the Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 6.3(a), or (iii) an indemnification claim made by the Seller on behalf of the Seller Indemnified Parties in accordance with Section 6.3(b); provided, that any party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after the Closing.

6.4 Non-Competition, Non-Solicitation and Non-Disclosure.

(a) General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby covenants and agrees as follows:

(i) Without the prior written consent of the Buyer, the Seller shall not, for a period beginning on the Closing Date and ending on the four (4) year anniversary of the Closing Date (the “Restricted Period”),

(A) directly or indirectly through another Person as a consultant, agent, employee, stockholder, partner, member, manager, or other owner anywhere in North America (the “Territory”) (1) engage in the Business of the Company as conducted as of the Closing Date and/or the sale of any Product or Service offered by the Company as of the Closing Date, including but not limited to, those activities listed on Schedule 6.4(a) (collectively, the “Restricted Business”); (2) compete or actively plans to compete in any way with the Restricted Business; or (3) license or otherwise use any trademark, service mark, trade name, brand name, logo, trade dress, design right or other proprietary indicia of goods that the Company has licensed or otherwise used on products and/or services offered by it as of the Closing Date (collectively, the “Marks”); or

(B) utilize its special knowledge of the business of the Company or its relationships with licensors, licensees, customers, distributors, suppliers and others to compete with the Company in any facet of the Restricted Business within the Territory.

The Seller acknowledges and agrees that the covenants set forth in this Section 6.4(a)(i) are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s, (i) valuable confidential business information, (ii) substantial relationships with licensors, licensees, distributors, suppliers and customers throughout the Territory, and (iii) goodwill associated with the ongoing business of the Company. To the extent that the covenants provided for in this Section 6.4(a)(i) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. The Seller expressly authorizes the enforcement of the covenants provided for in this Section 6.4(a)(i) by (A) the Buyer and its subsidiaries, (B) the Buyer’s permitted assigns, and (C) any successors to the Company’s business.

(ii) Without the prior written consent of the Buyer, the Seller shall not, for the Restricted Period, within the Territory, directly or indirectly, for itself or for any other Person, with respect to any Person (other than John Griscavage, Anthony Miranda, Mainsail or any of its Affiliates) who was an employee or former employee, or current customer, supplier, licensor distributor or other business relation of the Company (each a “Restricted Person”) as of the Closing Date:

(A) employ, attempt to employ or enter into any contractual arrangement with any Restricted Person, unless such Restricted Person has not been employed or engaged by or affiliated with the Company for a period in excess of twelve (12) months;

(B) (1) call on, solicit or service any of the Restricted Persons in order to induce or attempt to induce such Person to cease doing business with the Company, (2) in any way intentionally or wilfully interfere with the relationship between the Company any such Restricted Person (including making any disparaging statements about the Company or any of its officers, directors, managers, employees and other agents);

(C) induce or attempt to induce any Restricted Person to leave the employ or otherwise cease to conduct business with the Company or any of its Affiliates (including the Buyer and its Affiliates), or in any way intentionally or wilfully interfere with the relationship between the Company (or any of its Affiliates) and any such Person; and/or

(D) disparage or knowingly induce others to disparage the Buyer, the Company or any of their respective Affiliates; provided that nothing in this clause (D) shall prohibit or bar the Seller or any of its officers, directors, managers or members or any of their respective Affiliates from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or from making any truthful disclosure required by law or otherwise.

(iii) The Seller shall not divulge, communicate, use for any commercial purpose any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company or any of its Affiliates. Any Company Information now known or hereafter acquired by the Seller with respect to the Company or any of its Affiliates shall be deemed a valuable, special and unique asset of the Company that is received by such party in confidence, and such party shall treat such Company Information as such under this Section 6.4(a)(iii). In addition, the Seller, will use commercially reasonable efforts to:

(A) receive and hold all Company Information in trust and in strictest confidence;

(B) take reasonable steps to protect the Company Information from disclosure and refrain from taking any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information; and

(C) not directly or indirectly use the name “Path Logic” or any derivative thereof in any way whatsoever for commercial purposes.

(b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller or its Affiliates of Section 6.4(a) may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 6.4(a) by the Seller, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer and/or the Company may possess hereunder, at law or in equity. Nothing contained in this Section 6.4(b) shall be construed to prevent the Buyer and/or the Company from seeking and recovering from the Seller Damages sustained by it as a result of any breach or violation by the Seller of any of the covenants or agreements contained herein.

6.5 Directors’ and Officers’ Insurance.

(a) Effective as of the Closing, the Company has purchased a so-called “tail” for such directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing, during which period Buyer shall, or shall cause the Company to, maintain such policy and not amend, terminate, supplement or alter such policy (other than as may be required by Legal Requirements), without the express written consent of the Seller, which consent shall not be unreasonably delayed.

(b) With respect to the “tail” policy referenced in Section 6.5(a) above, any and all payments thereunder shall be fully expensed when paid.

(c) The provisions of this Section 6.5 are intended to be for the benefit of, and enforceable by, each Company Indemnified Person and such Company Indemnified Person’s estate, heirs and representatives. As used herein, “Company Indemnified Person” means any Person who is now, or has been at any time prior to the Closing, a manager, member, director, officer or Affiliate of the Company.

(d) Notwithstanding anything to the contrary set forth in this Section 6.5, the indemnification obligations of the Buyer and the Company will be limited to the amount of cash actually received by the Company with respect to a tail insurance policy paid for by the Company on or before the Closing Date.

ARTICLE 7 - TAX MATTERS

7.1 Representations and Obligations Regarding Taxes. The Company and the Seller hereby jointly and severally represent and warrant to the Buyer that, except as expressly set forth in Schedule 7.1 hereto:

(a) The Company has timely filed all Tax Returns that it has been required to file. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or the requirement to file Tax Returns in that jurisdiction. There are no Liens on any of the Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) The Company has (i) timely withheld and paid all Taxes required to have been withheld and paid or properly reflected in the reserve referred to in Section 7.1(f)(ii) in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, customer or other third-party, (ii) complied with all information reporting and backup withholding provisions of applicable Legal Requirements, and (iii) maintained all required records with respect to the items in clauses (i) and (ii).

(c) Neither the Seller nor any other manager, director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either, (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which the Seller or any other directors, managers, or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such Governmental Authority. No issue relating to Taxes has been raised in writing by a Governmental Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Governmental Authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to the Buyer correct and complete copies of all U.S. federal, state, local and foreign income, franchise and similar Tax Returns which have been filed, examination reports and statements of deficiencies assessed against, or agreed to by, the Company since March 10, 2010.

(d) The Company has not waived any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or Tax sharing agreement. The Company, (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) The unpaid Taxes of the Company, (i) do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(h) The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.

(i) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

(j) All private letter rulings or similar rulings, memoranda, or determinations issued by any Governmental Authority to the Company (including without limitation any rulings, memoranda or determinations issued by any state, local or foreign Governmental Authority to the Company) have been disclosed in Schedule 7.1, and there are no pending requests for any such rulings, memoranda or determinations.

(k) The Company will not be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.

(l) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company will not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(m) At all times since its conversion to a limited liability company on February 24, 2010, the Company has been treated as disregarded as an entity separate from the Seller for U.S. federal and applicable state and local income Tax purposes and will continue to be treated as disregarded as an entity separate from the Seller up through the Closing.

(n) The Company does not have and has not had a permanent establishment in any foreign country and does not engage and has not engaged in a trade or business in any foreign country.

(o) The Company has not entered into any transaction identified as a “reportable transaction” or “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) reasonable basis for the tax treatment of such transaction and disclosed on its Tax Returns the relevant facts affecting the tax treatment of such transaction.

(p) The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement. There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

7.2 Tax Contests; Transfer Taxes.

(a) Tax Contests.

(i) If a claim relating to Taxes shall be made by any Governmental Authority that, if successful, would result in the Seller being required to indemnify a Buyer Indemnified Party (for purposes of this Article 7, an “Indemnified Taxpayer”) pursuant and subject to Sections 6.3 and 8.1, the Indemnified Taxpayer shall promptly notify the Seller in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

(ii) The Seller shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Seller notifies the Indemnified Taxpayer in writing within fifteen (15) calendar days after the Indemnified Taxpayer has given notice of such claim that the Seller will indemnify the Indemnified Taxpayer from and against the Damages resulting from or arising out of such claim (subject to the limitations set forth in Sections 6.3 and 8.1) caused by the claim, (B) the Seller provides the Indemnified Taxpayer with evidence reasonably acceptable to the Indemnified Taxpayer that the Seller will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Seller provides to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel that there exists a reasonable basis for the Indemnified Taxpayer to prevail in that contest, and (D) the Seller conducts the defense of the claim actively and diligently.

(iii) Subject to the provisions of paragraph (ii) above, the Seller shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, to a determination in an appellate court provided that, if requested in writing by the Indemnified Taxpayer, the Seller shall provide to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel that there exists a reasonable basis for the Indemnified Taxpayer to prevail on that appeal.

(iv) The Seller shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, but not limited to, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer except to the extent that such action is consistent with the Company’s past practices in the ordinary course of its business.

(v) If any of the conditions in Section 7.2(a)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate

(and the Indemnified Taxpayer need not consult with, or obtain any consent from, any of the Seller in connection therewith) and (B) the Seller will remain responsible for any Damages the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 7.2, in each case, subject to the limitations set forth in Section 6.3 and 8.1 hereof.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, and interest and related expenses) incurred in connection with this Agreement shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by Buyer, and the Seller or the Buyer (as required by applicable law) will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.3 Additional Agreements.

(a) The Buyer shall (i) grant to the Seller access at all reasonable times to all of the Company’s books and records (including Tax workpapers, Tax Returns and correspondence with Governmental Authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Seller in connection with any audit of Taxes that relate to the business of the Company prior to the Closing. The Buyer shall similarly grant the Seller access to the Company’s records for periods on or after the Closing to the extent reasonably required to determine Seller’s obligations for indemnification under this Agreement. The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authorities or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(b) The Buyer shall be responsible, at its own expense, for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date to the extent such returns relate to periods beginning prior to the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. All Tax Returns to be prepared pursuant to this Section 7.3(b) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Seller shall pay to the Buyer within five (5) calendar days before the date on which Taxes are due with respect to Tax periods ending on or before the Closing date the amount due with such Tax Return or with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income, sales or receipts or imposed in respect of specific transactions shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(c) The Parties hereto acknowledge and agree that the purchase and sale of the Membership Interests shall be treated for U.S. federal and applicable state income tax purposes as a purchase of the assets of the Company from the Seller. The Purchase Price shall be allocated among the Company’s assets as follows: (i) for accounts receivable, an amount equal to its book value (net of bad debt reserves) as of the Closing Date shall be allocated to the accounts receivable, (ii) for inventory, prepaid expenses and other current assets, and plant property and equipment, an amount equal to the adjusted tax basis as of the Closing Date of such item shall be allocated to such item, and (iii) the remaining amount of the Purchase Price shall be allocated to goodwill, going concern and other intangible assets. Any adjustments to the Purchase Price shall be allocated among the Company’s assets in a manner consistent with the previous sentence. To the extent consistent with applicable Legal Requirements, the Buyer, Seller and the Company each agree to file (and cause their affiliates to file) their respective Tax Returns, reports and forms (including IRS Form 8594, as applicable) in a manner consistent with this Section 7.3(c).

(d) The Buyer shall not amend any Tax Return for any period ending before the Closing Date or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Seller, which shall not be unreasonably withheld.

ARTICLE 8 - MISCELLANEOUS

8.1 Limitation on Liability; Claim Procedure.

(a) The representations, warranties, agreements and indemnities of the Company and the Seller set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing. Buyer’s right to bring a claim under Section 6.3(a)(i) of this Agreement shall expire on the one-year anniversary of the Closing, except with respect to those representations, warranties contained in Section 3.2 and Section 3.3(a) (collectively, the “Key Representations”), for which Buyer’s right to bring a claim under Section 6.3(a)(i) of this Agreement shall expire upon the expiration of the applicable statute of limitations.

(b) Any Buyer Indemnified Party’s right to make claims under Section 6.3(a) shall be subject to the following limitations and conditions:

(i) No claim shall be made with respect to any individual claim for which the aggregate amount of Damages otherwise reasonably expected to be due for such claim is less than Ten Thousand Dollars ($10,000.00).

(ii) No claim shall be made unless the cumulative amount of Damages incurred by the Buyer Indemnified Parties (excluding Damages for which indemnification would not be available as a result of the foregoing clause (i)) exceeds an amount equal to Sixty Thousand Dollars ($60,000), and then only to the extent of such excess.

(iii) The Escrow Fund shall be the sole and exclusive source of payment for any and all claims for indemnification under Section 6.3(a) or otherwise and, accordingly, the aggregate liability of the Seller to the Buyer Indemnified Parties for Damages shall not exceed, in the aggregate, the amount at any time remaining in the Escrow Fund; provided, that the limitations set forth in Section 8.1(b)(i), (ii) and (iii) shall not apply to any Damages arising from the breach of any of the Key Representations or from actual fraud. With respect to any Damages arising from the breach of any of the Key Representations or actual fraud, so long as funds continue to be held in the Escrow Fund, Damages recoverable by a Buyer Indemnified Party shall be recovered first from the Escrow Fund, until the amount thereof has been reduced to zero dollars, and thereafter from the Seller (subject to clause (vi) below and the other limitations contained in Section 6.3 or this Section 8.1).

(iv) None of the Buyer, the Company or the Seller may assign its rights in the Escrow Fund or any interest therein without the prior written consent of the Buyer, the Company and the Seller.

(v) No claim shall be made with respect to Damages arising out of any breach of the representations or warranties contained herein to the extent there has been a corresponding reduction in the calculation of the Purchase Price.

(vi) Notwithstanding anything herein to the contrary, the Seller shall not be liable for any Damages under Section 6.3 in excess of the amounts actually received by Seller hereunder minus all amounts previously paid by or on behalf of the Seller to a Buyer Indemnified Party pursuant to this Agreement (i.e., whether paid directly by the Seller or on the Seller’s behalf from the Escrow Fund).

(c) For purposes of this Section 8.1, a Party making a claim for indemnity under Section 6.3 is hereinafter referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 6.3 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third-party, said Indemnified Party shall with reasonable promptness notify in writing the Seller of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.1(a) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party the Indemnifying Party shall have the right to defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

(d) Upon request of the Seller, the Indemnified Party shall, to the extent it may legally do so and at its own expense (provided that such expenses shall be included in the calculation of Damages in the event and to the extent of an indemnifiable claim),

(i) take such action as the Seller may reasonably request in connection with such action,

(ii) allow the Seller to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii) render to the Seller all such assistance as the Seller may reasonably request in connection with such dispute and defense.

(e) Determination of Damages. In determining the amount of any Damages for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries actually received by the Indemnified Party or an Affiliate in respect of such Damages (which proceeds and recoveries the Indemnifying Party agrees to use diligent efforts to obtain) and the amount of any Tax Benefit related thereto; provided that the Buyer’s right to bring a claim hereunder to recover damages shall not be delayed as a result of pending resolutions of any insurance claims. As used herein, “Tax Benefit” shall mean any reduction of Taxes payable by or on behalf of the Indemnifying Party or any of its Affiliates as a result of any Damages. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party or any Affiliate later receives insurance proceeds, other third-party recoveries or Tax Benefits in respect of the related Damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (i) the actual amount of such insurance proceeds, other third-party recoveries and Tax Benefits or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages. All parties shall use commercially reasonably efforts to mitigate the amount of Damages for which they may be entitled to indemnification hereunder.

(f) Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns accordingly.

8.2 Reserved.

8.3 Brokers. Regardless of whether the Closing shall occur, (a) the Seller shall indemnify and hold harmless the Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Seller in respect of the transactions contemplated by this Agreement, and (b) the Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Buyer in respect of the transactions contemplated by this Agreement.

8.4 Costs and Expenses. Each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, including audit fees related to the Company’s 2012 and 2013 audits, financial advisors’, attorneys’, accountants’, brokers’ and other professional fees and expenses (the “Transaction Expenses”); provided, however, that the Seller shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of any of the Seller and/or, prior to the Closing, the Company (collectively, “Seller’s Expenses”).

8.5 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by facsimile or by FedEx, UPS or other reputable overnight courier, as follows:

IF TO THE BUYER:	NeoGenomics Laboratories, Inc.
c/o NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 5,
Fort Myers, Florida 33913
Attn.: George Cardoza, Chief Financial Officer
Facsimile: 239.768.1672

With a copy to (that shall not constitute notice):

K&L Gates LLP
200 S. Biscayne Blvd.
Ste. 3900
Miami, Florida 33131
Attn: Clayton E. Parker, Esq.
Facsimile: 305.358.7095

IF TO THE COMPANY (following the Closing):

Path Labs, LLC
950 Riverside Parkway
Suite #90
Sacramento, California 95605
Attn.: George Cardoza, Chief Financial Officer
Facsimile: 877-405-9837

IF TO THE SELLER:	Path Labs Holdings, LLC
c/o Mainsail Partners, LP
1 Front Street
Suite #3000
San Francisco, California 94111
Attn.: C. Jason. Payne
Facsimile: 415.727.4111

With a copy to (that shall not constitute notice):

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attn: Lee S. Feldman and Rees Hawkins
Facsimile: 617.502.4053 and 617.502.4777

Each of the addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon transmission if successfully transmitted during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not transmitted during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, personal delivery, email FedEx, UPS or other reputable overnight courier.

8.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.7 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

8.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party, provided, however, that nothing herein shall prohibit the assignment of the Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of the Buyer’s rights (but not obligations) to any lender as collateral for any indebtedness for borrowed money from such lender. The Persons referred in Section 4.6 of this Agreement are intended third-party beneficiaries of the covenants, agreements, representations and warranties in such Section. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

8.9 Reserved.

8.10 Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.

8.11 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and will be effective when counterparts have been signed by the Buyer, the Seller and the Company and delivered to the Buyer, the Seller and the Company. A manual signature on this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement.

8.12 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and U.S. GAAP, respectively, unless the context otherwise requires. When appearing in this Agreement, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted, and no rule of strict construction shall be applied against any Party. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

8.13 Attorneys’ Fees. Subject to Section 6.3 and Section 8.1 hereof, in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

8.14 Reserved.

8.15 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

8.16 Entire Agreement; Amendments and Waivers. The Recitals to this Agreement are true and correct in all respects and are hereby incorporated by reference herein. This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.17 Waiver of Conflicts. The Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) the Seller shall have the right to retain Choate, Hall & Stewart LLP (the “Designated Firm”) to represent its or their interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby (a “Dispute”); (b) the Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Seller by the Designated Firm in any Dispute; (c) all communications between or among any of the Seller, the Company or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the

Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller; and (e) to the extent the Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Seller, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

ARTICLE 9 - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article 9 or elsewhere in this Agreement.

9.1 Accrued Bonuses. The term “Accrued Bonuses” shall mean the bonuses accrued for the fiscal years ending December 31, 2012 and December 31, 2013, payable to John Griscavage pursuant to those certain promissory notes dated March 21, 2013 and March 12, 2014, copies of each of which have been furnished to the Buyer.

9.2 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns fifty percent (50%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person. For the avoidance of doubt, it is agreed that any portfolio company of, or other investment by, Mainsail or any of its Affiliates, other than the Seller and the Company are not and will not be deemed to be an Affiliate of the Seller or the Company hereunder.

9.3 Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

9.4 Ancillary Agreements. The term “Ancillary Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

9.5 Assumed Indebtedness. The term “Assumed Indebtedness” shall mean the Funded Indebtedness referenced on Schedule 9.5 hereto.

9.6 Available Cash. The term “Available Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) held by the Company as of midnight on the day before the Closing Date, reconciled in accordance with GAAP to the Company’s general ledger accounts, less the amount of cash and cash equivalents necessary to cover (i) deposits to be maintained by the Company following the Closing Date, and (ii) outstanding checks which have been mailed or otherwise delivered by the Company but have not cleared as of the Closing Date.

9.7 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.8 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, products or services of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Seller or of which the Seller became aware as a consequence of or through its ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company and their confidential information, (c) Trade Secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Buyer, the Company, the Seller or any of their respective Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) is or becomes available to the Company, the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers or (iii) is required to be disclosed by the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority or as is necessary to effect the transaction contemplated by this Agreement; and provided, further, that the Seller shall promptly notify the Buyer of any disclosure pursuant to clause (iii) of this Section 9.8.

9.9 Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all written contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

9.10 Closing Working Capital. The term “Closing Working Capital” shall mean the Working Capital of the Company as of 12:01 a.m. (Pacific Time) on the Closing Date.

9.11 Damages. The term “Damages” shall mean any and all damages, liabilities, losses, penalties, fines, judgments, claims, deficiencies, losses, costs and expenses and assessments (including, but not limited to, income and other Taxes, interest, penalties, and attorneys’ and accountants’ fees and disbursements) but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, incidental damages, indirect damages, diminution in value, unrealized expectations or other similar items.

9.12 Environmental Laws. The term “Environmental Law” shall mean all existing and applicable Legal Requirements of federal, state and local Governmental Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

9.13 Escrow Fund. The term “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

9.14 Financial Statements. The term “Financial Statements” shall mean balance sheets and related statements of income, stockholders’ equity and cash flows.

9.15 Funded Indebtedness. The term “Funded Indebtedness” shall mean, without double counting, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, as well as the Company’s capital lease obligations, purchase money indebtedness, letters of credit, notes payable, or similar payment methods, (b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, (c) interest expense accrued but unpaid, (d) all prepayment premiums, on or relating to any of such indebtedness and (e) all liabilities related to deferred purchase price of property or services (including earn-outs, seller notes, installment payments, contingency payments and similar liabilities), in each case whether or not contingent and based on the maximum potential amount of such liability, other than trade payables incurred in the ordinary course of business. Funded Indebtedness shall exclude any and all Accrued Bonuses.

9.16 GAAP. “GAAP” means U.S. generally accepted accounting principles.

9.17 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

9.18 Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

9.19 Health Care Legal Requirement. The term “Health Care Legal Requirement” means, with respect to the Business, any Legal Requirement relating to health care regulatory matters, including, (a) 42 U.S.C. 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes” or “Anti-Kickback Statutes” (b) 42 U.S.C. 1395nn, which is commonly referred to as the “Stark Statute,” (c) 31 U.S.C. 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) 42 U.S.C. 1320d through 1320d-8 and 42 C.F.R. 160, 162 and 164, which is commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” (e) the Clinical Laboratory Improvement Amendments, 42 C.F.R. 493, and all regulations promulgated thereunder, (f) applicable Legal Requirements of the U.S. Drug Enforcement Administration and all regulations promulgated thereunder, (g) applicable state anti-kickback laws, (h) state information privacy and security laws, (i) state laws governing the licensure and operation of clinical laboratories, (j) California Business and Professions Code 650 through 657, and (k) Title 22, California Code of Regulations § 51501(a). Health Care Legal Requirement does not include any Environmental Laws.

9.20 Knowledge of the Company. The term “Knowledge of the Company” shall mean the actual knowledge of the Company, the Seller, John Griscavage and Anthony Miranda, with respect to the matter in question, and such knowledge as the Company, the Seller, John Griscavage and Anthony Miranda reasonably should have obtained upon commercially reasonable inquiry of employees and contractors of the Company into the matter in question.

9.21 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties, and without limiting the foregoing, includes applicable Health Care Legal Requirements.

9.22 Liens. The term “Liens” shall means all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions.

9.23 Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, Properties and assets, liabilities, of the Company, taken as a whole provided, that in no event shall any of the following be taken into account in the determination of whether an Material Adverse Effect has occurred: (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any force majeure, hostilities, war or military or terrorist attack); (iii) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that the Buyer or any of its Affiliates is the prospective owner of the Company; (iv) any event, condition or other matter disclosed on a Schedule to this Agreement; (v) any change resulting from any action by the Company contemplated by this Agreement; or (vi) the failure of the Company to achieve any financial projections or budget.

9.24 Organizational Documents. The term “Organizational Documents” shall mean the Company Certificate of Formation and the Operating Agreement.

9.25 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, or orders under any Legal Requirement or otherwise granted by any Governmental Authority, including without limiting the foregoing, participation in Government Programs.

9.26 Person. The term “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

9.27 Product. The term “Product” shall mean each product offered, distributed or sold by the Company and any other products with respect to which the Company has any liability, proprietary rights or beneficial interest.

9.28 Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

9.29 Repaid Indebtedness. The term “Repaid Indebtedness” shall mean any and all Funded Indebtedness that is not Assumed Indebtedness.

9.30 Sale Bonuses. The term “Sale Bonuses” shall mean the aggregate amount of (i) all transaction, sale and change of control bonuses and similar payments, (ii) all payments in respect of stock appreciation, phantom stock or similar rights and (iii) all deferred cash compensation payable to employees of the Company.

9.31 Service. The term “Service” shall mean each service offered or sold by the Company, or under development, and any other services with respect to which the Company has any liability, proprietary rights or beneficial interest.

9.32 Tax. The term “Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, unclaimed property, escheat, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

9.33 Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

9.34 Trade Secrets. The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.35 Treasury Regulations. The term “Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

9.36 Working Capital. The term “Working Capital” means the (i) current assets of the Company (but excluding the Company’s Available Cash), minus (ii) the current liabilities of the Company, including, accounts payable, accrued expenses, and other current liabilities (but excluding capital leases, any other liabilities relating to Company’s Funded Indebtedness and any other of the Seller’s Expenses related to the transaction contemplated by this Agreement).

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the date first written above.

THE BUYER:

NEOGENOMICS LABORATORIES, INC.

By:	/s/ Douglas M. VanOort
Name:	Douglas M. VanOort
Title:	Chairman and Chief Executive Officer

THE COMPANY:

PATH LABS, LLC

By:	/s/ John Griscavage
Name:	John Griscavage
Title:	Chief Executive Officer

THE SELLER: PATH LABS HOLDINGS, LLC

By:	/s/ John Griscavage
Name:	John Griscavage
Title:	Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A – ESCROW AGREEMENT

EXHIBIT B – ASSIGNMENT, ASSUMPTION AND LIEN RELEASE AGREEMENT and UCC AMENDMENT